                                                                    EXHIBIT 12.1

                                THE PANTRY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)

                                   Sep.               Sep.     Sep.     Sep.
                                    28,    Sep. 26,    25,      24,      30,
                                   1995      1996     1997     1998     1999
                                  -------  --------  -------  -------  -------
Pretax (loss) income............  $(3,639) $(10,778) $  (975) $ 4,673  $24,750
Fixed charges:
Interest expense................   13,241    11,992   13,039   28,946   41,280
Amortization of deferred
 financing costs................    1,038     1,359    1,461    2,071    1,894
Preferred stock dividends.......      --      3,525    5,304    2,003    3,657
Rental expense (1)..............    2,253     2,709    2,901    7,919   13,517
                                  -------  --------  -------  -------  -------
Total fixed charges.............  $16,532  $ 19,585  $22,705  $40,939  $60,348
                                  -------  --------  -------  -------  -------
Preferred stock dividends.......      --     (3,525)  (5,304)  (2,003)  (3,657)
                                  -------  --------  -------  -------  -------
Earnings........................  $12,893  $  5,282  $16,426  $43,609  $81,441
                                  -------  --------  -------  -------  -------
Ratio (shortfall) of earnings to
 fixed charges..................  $(3,639) $(14,303) $(6,279) $  1.07  $  1.35
                                  =======  ========  =======  =======  =======

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(1) One-third of rental expense related to operating leases representing an appropriate interest factor.